EXHIBIT 10(w)

20TH CENTURY INDUSTRIES

Supplemental Pension Plan

(RESTATEMENT NO. 1)

20TH CENTURY INDUSTRIES
SUPPLEMENTAL PENSION PLAN
(RESTATEMENT NO. 1)
ARTICLE I
PURPOSE

The purpose of the 20th Century Industries Supplemental Pension Plan (the "Plan") is to attract and retain valuable executive employees by making available certain benefits that otherwise would be unavailable under the Company's Qualified Pension Plan.

This Plan is designed to qualify as an unfunded plan of deferred compensation for a select group of management or highly compensated employees described in 29 CFR Sec. 2520.104-23 and Sections 201(a), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Further, this Plan is a plan described in 4 U.S.C. Section 114 and Section 3121(v)(2)(C) of the Internal Revenue Code ("Code"), established to pay retirement income after termination of employment, and maintained solely for the purpose of providing retirement benefits for employees in excess of the limitations imposed by one or more of Sections 401(a)(17), 401(k), 401(m), 402(g), 403(b), 408(k), or 415 of such Code or any other limitation on contributions or benefits in such Code on plans to which any of such Sections apply.

This instrument amends and restates the provisions of this Plan, this amendment and restatement to be effective as of January 1, 1996.

ARTICLE II
DEFINITIONS

The following terms shall have the meanings set forth below in this Article II, when capitalized:

2.1    "Committee" means the committee appointed to administer the Plan in accordance with Article X.

2.2    "Company" means 20th Century Industries, and shall include any corporation that is affiliated with 20th Century Industries, and which, by designation by the Chief Executive Officer of 20th Century Industries, is included within the meaning of the term "Company," with the result that otherwise eligible executives of such entity may participate herein.

2.3    "Compensation" means compensation as defined in the Qualified Pension Plan determined, however, without regard to the limitations of Section 401(a)(17) and prior to any reduction for compensation deferrals under the 20th Century Industries 401(k) Supplemental Plan, the 20th Century Industries Savings and Security Plan and any salary reduction pursuant to Code Section 125 or 129.

2.4    "Early Retirement Date" means Early Retirement Date as defined in the Qualified Pension Plan.

2.5    "Effective Date" means January 1, 1996.

2.6    "Eligible Employee" means an employee of the Company who on or after the Effective Date has Compensation for a Plan Year in excess of the applicable limit under Section 401(a)(17) of the Internal Revenue Code, except as provided in Section 3.2.

2.7    "Normal Retirement Date" means Normal Retirement Date as defined in the Qualified Pension Plan.

2.8    "Participant" means each Eligible Employee who has commenced to participate in this Plan in accordance with Article III.

2.9    "Plan" means the 20th Century Industries Supplemental Pension Plan, as set forth herein.

2.10    "Plan Administrator" means 20th Century Industries. For purposes of Section 3(16)(A) of ERISA, 20th Century Industries shall be the "plan administrator" and shall be responsible for compliance with any applicable reporting and disclosure requirements imposed by ERISA.

2.11    "Plan Year" means the fiscal period commencing each January 1 and ending the following December 31.

2.12    "Qualified Pension Plan" means the 20th Century Industries Pension Plan, as in effect from time to time.

2.13    "Separation from Service" means any separation from service of the Company for any reason. In the case of a Participant on disability, Separation from Service shall be deemed to occur when long term disability coverage commences, unless otherwise determined by the Committee.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	Eligibility to Participate

Subject to the provisions of Section 3.2 below, each Eligible Employee shall become a Participant as of the later of the Effective Date or the date on which person becomes an Eligible Employee.

3.2	Certain Enrollment Procedures

As a condition of participation or continued participation in this Plan the Committee may require an Eligible Employee to deliver to the Committee such properly completed enrollment forms and agreements as the Committee may require. Such forms or agreements may permit an Eligible employee to designate a form of payment applicable to all benefits payable hereunder. Such designation shall be irrevocable, unless the Committee, in its sole discretion, permits an Eligible Employee to change his or her election of payment method to a method providing payments over a longer period of time than originally elected by the Eligible Employee and which will not reasonably result in any increase in the amount otherwise payable in any taxable year of the Participant during which payment would have been made under the method of payment previously elected. No payment option shall be selected by a Participant which is not among a list of payment options generally made available to all Participants by the Committee at the time of such selection. No assurance regarding the tax effects of making such change is provided to a participant who elects to change a form of payment.

Commencement or recommencement of active participation or status as an Eligible Employee following any Separation from Service or other interruption of employment shall be on such terms and under such conditions as the Committee may, in its discretion, provide.

ARTICLE IV
CALCULATION OF BENEFITS

4.1	Benefits under this Plan

A Participant's benefits under this Plan shall be calculated as provided in this Article IV, provided, however, that a Participant's eligibility to receive a benefit hereunder shall be subject to succeeding provisions of this Plan.

4.2	Benefit Formula

A Participant's benefit payable under this Plan, expressed in the form of an annual benefit payable commencing at the Participant's Normal Retirement Age and payable for the lifetime of the Participant, shall be equal to (a) minus (b) below where

(a)    equals the benefit payable on the Participant's Normal Retirement Date determined in accordance with the terms of the Qualified Pension Plan (except that for purposes of this Subsection 4.2(a), the Participant's Compensation shall be determined under this Plan), and

(b)    equals the benefit payable on the Participant's Normal Retirement Date determined in accordance with the terms of the Qualified Pension Plan.

4.3	Offset of Benefit under the 20th Century Industries Supplemental Executive Retirement Plan

If a Participant under this Plan is entitled to receive benefits under the 20th Century Industries Supplemental Executive Retirement Plan (the "SERP"), such Participant's benefit under this Plan shall be offset, but not below zero (0) by an amount equal to the actuarial equivalent of the SERP benefit.

4.4	Benefit Commencement at Early Retirement Date

If a Participant's benefit under this Plan commences to be paid on a Participant's Early Retirement Date, the benefit calculated as provided in Section 4.2 shall be reduced to reflect the longer anticipated period of time that such benefit is to be paid, and such reduction shall be determined in the same manner as a reduction is computed under the Qualified Pension Plan in the case of a Participant who retires under such Qualified Pension Plan at an Early Retirement Date.

ARTICLE V
VESTING OF BENEFITS

A Participant's interest in his benefit under this Plan shall become vested and nonforfeitable in accordance with the provisions of the Qualified Pension Plan (including provisions of the Qualified Pension Plan relating to vesting upon termination, partial termination or other vesting event under such plan). Notwithstanding the preceding provisions of this Article V, in the event of a Participant's Separation of Service following a "Change in Control" as such term is defined from time to time in the 20th Century Industries Supplemental Executive Retirement Plan, a Participant's interest in his or her benefits under the Plan shall become fully vested and nonforfeitable.

ARTICLE VI
PAYMENT OF BENEFITS

6.1	Date of Payment

Except as otherwise provided in Article VII and subject to the provisions of Article V, a Participant's benefit hereunder, payable on account of a Separation from Service shall commence to be paid as soon as practicable following the later of (a) the date of such Separation from Service or (b) the earlier of (i) the date on which the Participant attains (or would have attained if the Participant then were in active employment) Early Retirement Date, or (ii) the Participant's Normal Retirement Date.

6.2	Form of Payment

(a)    Single Life Annuity. The normal form of payment under the Plan for a Participant who is not married on the date of commencement of his or her benefits hereunder shall be a single life annuity providing monthly payments for the life of the Participant, and under which all benefit payments cease as of the date of death of the Participant.

(b)    Joint and Survivor Annuity. The normal form of benefit payable to a Participant who is lawfully married to a spouse on the date of commencement of his or her benefits hereunder shall be an actuarially equivalent fifty percent (50%) joint and survivor annuity, providing reduced monthly payments during such Participant's life, and providing continued monthly payments after the Participant's death to the spouse to whom the participant is married on the date of his or her commencement of benefits hereunder. Each such continued monthly payments payable to the surviving spouse shall be fifty percent (50%) of the monthly payment amount payable during the Participant's lifetime. The reduction in the Participant's monthly benefits shall be determined by application of the same reduction factors as are applied for purposes of determining such reduction under the Qualified Pension Plan. Continuing payments to a surviving spouse shall continue during the life of the surviving spouse and shall cease on the date of death of such surviving spouse.

(c)    Whenever, under this Plan it becomes necessary to determine the actuarial equivalence of one or more forms of benefits, such determination shall be made by application of such actuarial factors and rates as would then be applied for such purpose under the Qualified Pension Plan.

ARTICLE VII
DEATH AND DISABILITY BENEFITS

7.1	Death Benefit

In the event of the death of a Participant prior to commencement of benefit payments hereunder, a death benefit shall be payable to the spouse to whom such Participant is lawfully married on the date of the Participant's death. Such benefit shall consist of monthly payments, each of which is equal to the monthly amount that would have been paid to such spouse (a) had the Participant's Separation from Service occurred on the later of (i) the Participant's date of death, or (ii) the earlier of the Participant's Early Retirement Date or Normal Retirement Date, (b) had the Participant's benefit commenced to be paid as the joint and survivor annuity described in Section 6.2, and (c) had the Participant's death occurred immediately after such commencement of benefits. Such death benefit shall begin to be paid as soon as practicable after the latest of (a) the Participant's date of death, (b) the earlier of the Participant's Early Retirement Date or Normal Retirement Date, and (c) the date on which such benefit applications, releases, and other documents as the Committee may require to be given are received by the Committee in form and manner satisfactory to the Committee. Death benefit payments shall cease as of the date of death of the spouse receiving such payments. No benefit shall be payable to any person other than a spouse described in the first sentence of this Section 7.1. This Plan shall not be required to give effect to disclaimers, whether made under state or federal law. This Section 7.1 shall not apply in the case of the death of a Participant after payments have commenced to be made with respect to such Participant.

7.2	Disability Benefit

If a Participant incurs a Total and Permanent Disability, as such term is defined from time to time under Qualified Pension Plan, prior to commencement of benefits hereunder and such Participant at the date of the occurrence of such Total and Permanent Disability is an Eligible Employee, such Participant shall continue to accrue benefits under this Plan in the same manner as provided in the Qualified Plan during the continuation of such Total and Permanent Disability, but not beyond the date determined under the Qualified Pension Plan. Such Participant shall be entitled to receive his/her benefit under this Plan upon attaining his/her Normal Retirement Date.

ARTICLE VIII
RIGHT TO TERMINATE OR MODIFY PLAN

By action of its Board of Directors, 20th Century Industries may modify or terminate this Plan without further liability to any Eligible Employee or former employee or any other person. Notwithstanding the preceding provisions of this Article VIII, except as expressly required by law, this Plan may not be modified or terminated as to any Participant in a manner that adversely affects the payment of benefits theretofore accrued by such Participant to the extent such benefits have become vested, except that in the event of the termination of the Plan as to all Participants, this Plan may in the sole discretion of the Board of Directors be modified to accelerate payment of benefits to Participants.

ARTICLE IX
NO ASSIGNMENT, ETC.

Benefits under this Plan may not be assigned or alienated and shall not be subject to the claims of any creditor. A Participant shall not be permitted to borrow under the Plan, nor shall a Participant be permitted to pledge or otherwise use his benefits hereunder as security for any loan or other obligation. No payments shall be made to any person or persons other than expressly provided herein, or on any date or dates other than as expressly provided herein.

It is each Participant's sole responsibility to obtain such consents, and to take such other actions as may be necessary or appropriate in connection with participation in this Plan, including but not limited to obtaining spousal or other consents, as may be necessary or appropriate to reflect marital property, support, or other obligations arising under contract, order or by operation of law.

ARTICLE X
THE COMMITTEE

(a)   The appointment, removal and resignation of members of the Committee shall be governed by the Board of Directors of 20th Century Industries. Subject to change by the said Board, the membership of the Committee shall be the same as the membership of the Committee of the Qualified Pension Plan.

(b)   The Committee shall have authority to oversee the management and administration of the Plan, and in connection therewith is authorized in its sole discretion to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include without limitation, the following:

(i)   Resolving all questions relating to the eligibility of select management and highly compensated employees to become Participants; and

(ii)   Resolving all questions regarding payment of benefits under the Plan and other questions regarding plan participation.

Any action taken or determination made by the Committee shall be conclusive on all parties. The exercise of or failure to exercise any discretion reserved to the Committee to grant or deny any benefit to a Participant or other person under the Plan shall in no way require the Committee or any person acting on behalf thereof, to similarly exercise or fail to exercise such discretion with respect to any other Participant.

ARTICLE XI
RELEASE

As a condition to making any payment under the Plan, or to giving effect to any election or other action under the Plan by any Participant or any other person, the Plan Administrator may require such consents or releases as it determines to be appropriate, and further may require any such designation, election or other action to be in writing, in a prescribed form and to be filed with the Committee in a manner prescribed by the Committee. In the event the Committee determines, in its discretion, that multiple conflicting claims may be made as to all or a part of a benefit accrued hereunder by a Participant, the Committee may delay the making of any payment until such conflict or multiplicity of claims is resolved.
ARTICLE XII
NO CONTRACT OF EMPLOYMENT

This Plan shall not be deemed to give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge or retire any employee at any time, nor shall this Plan interfere with the right of the Company to establish the terms and conditions of employment of any employee.

ARTICLE XIII
COMPANY'S OBLIGATION TO PAY BENEFITS

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, and any Employee, an Employee's spouse or former spouse or any other person. Funds to provide benefits under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company. To the extent that any person acquires a right to receive payments from the Company under this Plan such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the preceding provisions of this Article XIII, assets may be transferred by the Company to a trust constituting a "rabbi trust," for the purpose of providing benefits described herein.

ARTICLE XIV
Claim Review Procedure

(a)   A person who believes that he or she has not received all payments to which he or she is entitled under the terms of this Plan may submit a claim therefor. Within ninety (90) days following receipt of a claim for benefits under this Plan, and all necessary documents and information, the Committee or its authorized delegate reviewing the claim shall, if the claim is not approved, furnish the claimant with written notice of the decision rendered with respect to the application.

(b)   The written notice contemplated in (a) above shall set forth:

(i)     the specific reasons for the denial, with reference to the Plan provisions upon which the denial is based;

(ii)    a description of any additional information or material necessary for perfection of the application (together with an explanation why the material or information is necessary); and

(iii)   an explanation of the Plan's claim review procedure.

(c)   A claimant who wishes to contest the denial of his claim for benefits or to contest the amount of benefits payable to him shall follow the procedures for an appeal of benefits as set forth below, and shall exhaust such administrative procedures prior to seeking any other form of relief.

(d)   A claimant who does not agree with the decision rendered as provided above in this Article XIV with respect to his application may appeal the decision to the Committee. The appeal shall be made, in writing, within sixty (60) days after the date of notice of such decision with respect to the application. If the application has neither been approved nor denied within the ninety-day (90) period provided in (a) above, then the appeal shall be made within sixty (60) days after the expiration of the ninety-day (90) period.

(e)   The claimant may request that his application be given full and fair review by the Committee. The claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal. The decision of the Committee shall be made promptly, and not later than sixty (60) days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. The decision by the Committee on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant with specific reference to the pertinent Plan provisions upon which the decision is based.

ARTICLE XV
ARBITRATION

A claimant may contest the Committee's denial of his or her appeal only by submitting the matter to arbitration. In such event, the claimant and the Committee shall select an arbitrator from a list of names supplied by the American Arbitration Association in accordance with such Association's procedures for selection of arbitrators, and the arbitration shall be conducted in accordance with the rules of such Association. The arbitrator's authority shall be limited to the affirmance or reversal of the Committee's denial of the appeal, and the arbitrator shall have no power to alter, add to or subtract from any provision of this Plan. Except as otherwise required by the Employee Retirement Income Security Act of 1974, the arbitrator's decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan.

ARTICLE XVI
MISCELLANEOUS

16.1	Successor and Assigns

The Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and all Participants.

16.2	Notices

Any notice or other communication required or permitted under the Plan shall be in writing, and if directed to the Company shall be sent to the Committee or its authorized delegate, and if directed to a Participant shall be sent to such Participant at his last known address as it appears on the records of the Company.

16.3	Limitations on Liability

(a)   The Company does not warrant any tax benefit nor any financial benefit under the Plan. Without limitation to the foregoing, the Company and its officers, employees and agents shall be held harmless by the Participant or Beneficiary from, and shall not be subject to any liability on account of, the federal or state or local income tax consequences, or any other consequences of any deferrals or credits with respect to Participants under the Plan.

(b)   The Company, its officers, employees, and agents shall be held harmless by the Participant from, and shall not be subject to any liability hereunder for, all acts performed in good faith.

16.4	Certain Small Benefits

Notwithstanding any other provision of this Plan to the contrary, in the case of a Participant whose annual benefit hereunder is not in excess of $2,000, the Committee may, in its sole discretion, distribute an amount equal to the actuarial equivalent value of future anticipated benefits, determined in accordance with such actuarial factors and interest rate assumptions utilized from time to time under the Qualified Pension Plan for purposes of making lump sum payments thereunder.

16.5	Governing Law

This Plan is subject to the laws of the State of California, to the extent not preempted by ERISA.

IN WITNESS WHEREOF, 20th Century Industries has caused this instrument to be executed by its duly authorized officers, effective as of the Effective Date set forth hereinabove.

20TH CENTURY INDUSTRIES

By:

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